Exhibit 99

Restaurant Brands International Inc. Announces Accelerated Expansion Plans

of TIM HORTONS® in the Cincinnati Area

Oakville, Ontario – October 8, 2015 – Restaurant Brands International Inc. (“RBI”) (TSX/NYSE: QSR, TSX: QSP) and Seven Invest announced the establishment of an Area Representative and Developer Agreement to bring the iconic TIM HORTONS® brand to the Cincinnati area. Under the terms of the agreement, Seven Invest will be the exclusive TIM HORTONS® Area Representative in Cincinnati, responsible for managing the market and sourcing third party franchisees to develop more than 150 TIM HORTONS® restaurants over the next 10 years, creating thousands of direct and indirect jobs.

Elías Díaz Sesé, President of TIM HORTONS®, commented, “We are very excited to announce our aggressive expansion efforts in Cincinnati, a market close to our core TIM HORTONS® markets and where we think the brand and product offerings will strongly resonate with guests. Cincinnati boasts a fast-growing economy and is home to many large corporate headquarters and universities.”

“Furthermore, in Seven Invest we have a strong operator with meaningful franchise experience that is fully committed to propelling TIM HORTONS® development in the U.S.,” continued Díaz Sesé. “Seven Invest will work with local entrepreneurs and prospective franchisees to grow the TIM HORTONS® presence in the Cincinnati area. This marks the first accelerated expansion agreement for TIM HORTONS® since the creation of RBI in December 2014, and reflects the model that we expect to use going forward as we rapidly expand the presence of the brand in the largest QSR market in the world.”

TIM HORTONS® opened its first restaurant in the U.S. in 1984 and its first restaurant in Ohio in 1996. Today, the brand maintains a strong base of restaurants across Canada, the U.S. and the Gulf Cooperation Council, with U.S. restaurants primarily located in Michigan, Ohio and New York.

“We are confident that this agreement will accelerate our expansion of TIM HORTONS® in the U.S., further bolstering the system-wide growth and solid results for both of RBI’s iconic brands, TIM HORTONS® and BURGER KING®,” concluded Daniel Schwartz, Chief Executive Officer of RBI.

Contacts

Investors

Andrea John, Investor Relations

(905) 339-4940; investor@rbi.com

Media

Patrick McGrade, Corporate Affairs

(905) 339-5815; media@rbi.com

About Restaurant Brands International

Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with over $23 billion in system-wide sales and over 19,000 restaurants in approximately 100 countries and U.S.

territories. RBI owns two of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS® and BURGER KING®. These independently operated brands have been serving their respective guests, franchisees and communities for over 50 years. To learn more about RBI, please visit the company’s website at www.rbi.com.

About TIM HORTONS®

TIM HORTONS®, part of Restaurant Brands International, is one of North America’s largest restaurant chains operating in the quick service segment. Founded as a single location in Canada in 1964, TIM HORTONS® appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. TIM HORTONS® has more than 4,700 system-wide restaurants located in Canada, the U.S. and the Gulf Cooperation Council. For more information about TIM HORTONS®, please visit www.timhortons.com.

About Seven Invest

Seven Invest has a controlling interest in GJP Hotels as well as significant holdings in CVC Travel, which is one of the largest tourism groups in Latin America. Seven Invest has more than $500 million in assets under management.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations regarding the growth potential of the TIM HORTONS® brand in the Cincinnati market; its expectations regarding the ability of Seven Invest to aggressively develop the Cincinnati market; and its belief that the TIM HORTONS® brand and product offerings will strongly resonate with guests in Cincinnati. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on the securities regulatory authorities in each province and territory of Canada, such as its annual and quarterly reports and current reports on Form 8-K and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy; and risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

SOURCE Restaurant Brands International Inc.